EXHIBIT 11

                            TOMMY HILFIGER CORPORATION
                   COMPUTATION OF NET INCOME PER ORDINARY SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                          SIX
                                     MONTHS ENDED              THREE MONTHS ENDED
                                     SEPTEMBER 30,                SEPTEMBER 30,
                                      -----------             --------------------
                                      1997       1996        1997           1996
                                      ----       ----        ----           ----
   FINANCIAL STATEMENT PRESENTATION

   PRIMARY
   Average shares outstanding     37,306     37,038       37,350        37,038

   Net effect of dilutive
     stock options based on the
     treasury stock method using
     average market price            622        704          626           946
                                 -------    -------      -------       -------
   Total                          37,928     37,742       37,976        37,984
                                 =======    =======      =======       =======
   Net Income                    $49,401    $36,668      $31,894       $24,090
                                 =======    =======      =======       =======
   Per share amount              $  1.30    $  0.97      $  0.84       $  0.63
                                 =======    =======      =======       =======
   FULLY DILUTED

   Average shares outstanding     37,306     37,038       37,350        37,038

   Net effect of dilutive stock
     options based on the
     treasury stock method using
     the greater of the average
     or ending market price          708      1,010          798         1,068
                                 -------    -------      -------       -------
   Total                          38,014     38,048       38,148        38,106
                                 =======    =======      =======       =======
   Net Income                    $49,401    $36,668      $31,894       $24,090
                                 =======    =======      =======       =======
   Per share amount              $  1.30    $  0.96      $  0.84       $  0.63
                                 =======    =======      =======       =======


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